FORM 5
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number  3235-0287         |
    obligations may continue.  See           | Expires: December 31, 2001    |
    Instruction (b).                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Townsend          Alair                 A.
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   (Last)            (First)            (Middle)

c/o Crain's N.Y. Business
711 Third Avenue
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                     (Street)

New York                  NY            10017
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol


Armor Holdings, Inc. (AH)
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year


December 31, 2001
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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-                                        Beneficially     Form:
                           action        action       4. Securities Acquired (A)       Owned at         (D) Direct  7. Nature of
                           Date          Code            or Disposed of (D)            End of Issuer's  or             Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Fiscal Year      (I)            Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          Indirect       Ownership
                           Year)      Code                      (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
Common Stock, par value                                                                 5,016               D
  $0.01 per share
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

                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4, and 5)    Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Year        (Instr.   Ownership
(Instr. 3)  Security   Year)    Code      (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
Stock Options  $8.00                                     (2)     12/06    Common   55,000             55,000      D
(Right to                                                                  Stock
Buy)(1)
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Stock Options  $9.6875                                   (2)     6/09     Common   10,000             10,000      D
(Right to                                                                  Stock
Buy)(3)
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Stock Options  $13.19                                    (2)     6/15/10  Common   10,000             10,000       D
(Right to                                                                  Stock
Buy)(3)
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Stock Options  $14.44  6/19/01    A        12,500        (2)     6/19/11  Common   12,500             12,500       D
(Right to                                                                  Stock
Buy)(3)
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

(1) Granted pursuant to the Armor Holdings, Inc. 1996 Stock Option Plan.
(2) Presently exercisable.
(3) Granted pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan.





              /s/ Alair A. Townsend                          February 11, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date

*If the Form is filed by more than one reporting person, See Instruction
4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.